Exhibit 99.1

SUBJECT: Organizational News

Team –

I am reaching out today to share some important news that I wanted to be sure you heard directly from me. Starting this week, and over the next five weeks, we will be making changes to our organization that will result in the reduction of some positions at the company. These shifts will impact close to 5,000 positions, a little under 7% of our total employees in locations across the country, primarily in corporate and back-office, and some technology roles. The retail and consumer care experts who take care of our customers will not be impacted. After this process is complete, I do not envision any additional widespread company reductions again in the foreseeable future.

Impacted roles are primarily duplicative to other roles, or may be aligned to systems or processes that are changing, or may not fit with our current company priorities. Some areas of the business will be implementing more centralized models where they can improve efficiency and effectiveness and save costs. We’re also taking opportunities to build bigger, broader people manager roles with deeper spans and fewer layers, to provide longer-term growth opportunities. At the same time, we’ll also be decreasing our reliance and spend on external workers and resources.

I know this email will create uncertainty, but I believe transparency about what is happening, and how we’re taking care of our impacted colleagues, is important. I also want to take this opportunity to explain a bit more about why we are making these shifts and share why I am optimistic about what’s to come.

We’ve been able to celebrate tremendous successes together over the past decade, and right now, our company is at a pivotal crossroads. As the Un-carrier, we don’t hesitate when customer demands change - we step up and meet those demands, every time. That’s how we became successful. And today, thanks in part to the added competition we brought due to our merger and historic network build, those customer demands are higher than ever.

What it takes to attract and retain customers is materially more expensive than it was just a few quarters ago. We’ve been out-running this trend by accelerating merger synergies, and building our high-speed Internet business faster than expected, and out-performing in a few other areas. However, it is clear that doing everything we are doing and just doing it faster is not enough to deliver on these changing customer expectations going forward.

Today’s changes are all about getting us efficiently focused on a finite set of winning strategies, so that we can continue to out-pace our competitors and have the financial capability to deliver a differentiated network and customer experience to a continually growing customer base, while simultaneously meeting our obligations to our shareholders.

In a company as successful as ours, the time to challenge the status quo and write the next chapter, is WHILE we are still successful. That’s how we sustain it. Instead of just taking the model that we know and trying to run faster, we can take it to the next level. We know the work ahead of us will look different than the work behind us, and that means how we do the work needs to change, too. We need to move at the speed of technology, using data, AI and other tools, to deliver simplified digital experiences specifically curated for every customer.

In addition, I want this to be a better place to work for every employee going forward. We can be smarter, faster, and even better at competing, by streamlining our operating model and structure to reduce the complexity. You have my commitment that our organization will create more individual empowerment and faster decision-making over time. This is about re-prioritizing our work and doing it differently, NOT about foisting more work on fewer people. And, it is about optimizing every dollar, so it can be used to deliver a better network, a better value, and a better experience for our customers.

It is hard to part ways with our coworkers who will be impacted, and I want to let you know that our focus during this time of change is to do everything we can to treat each of them with as much care and support as possible. Our plan is to have all notifications complete by the end of September. This is a bit of a longer timeframe because we want to ensure we treat every one of our people with respect and personal support. We have zero intention of being a faceless – or heartless – company in a situation that is already difficult.

We will also provide competitive severance payments based on tenure, plus an additional 60 days minimum of transition leave, which includes pay and benefits, plus accelerated vesting of their next stock vest, continuation of tuition reimbursement benefits, career transition services, and a new T-Mobile alumni service discount good for life. Importantly, employees leaving us in good standing will have privileged access to T-Mobile hiring and recruiting for appropriate roles now and in the future, as we continue to build our organization in other areas.

This is a large change, and an unusual one for our company. We’re tackling the tough decisions now, because I wanted to make sure that people working here are not wondering what’s next, after this process concludes. As I mentioned at the top, because of this, we do not envision making additional large-scale reductions across the company again in the foreseeable future.

This is a company and team that looks around corners, that anticipates change and stays ahead of it. This is how we’ve become successful. We’ve always been willing to embrace rapid change in this industry, put customers first, and challenge the status quo where needed to make sure every customer has the best experience we can deliver, while also meeting our commitments to shareholders. Today’s changes, while difficult, are being pursued so that we can continue that tradition and put the company on a stronger footing for years to come.

—Mike